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                                                            EXHIBIT 99(d)(ii)(K)

                          Amendment dated March 1, 1999
                                     to the
                        American AAdvantage Mileage Funds
                          Investment Advisory Agreement
                                     between
                          AMR Investment Services, Inc.
                                       and
                    Independence Investment Associates, Inc.


         AMR Investment Services, Inc. shall pay compensation to Independence Investment Associates, Inc. pursuant to section 3 of the Investment Advisory Agreement between said parties for rendering investment management services with respect to the Balanced, Growth and Income and International Equity Mileage Funds in accordance with the following annual percentage rates:

         0.50% per annum of the first $30 million
         0.25% per annum of the next $70 million
         0.20% per annum of all excess assets

         In calculating the amount of assets under management solely for the purpose of determining the applicable percentage rate, there shall be included all other assets or trust assets of American Airlines, Inc.
also under management by the Adviser.

         To the extent that a Fund invests all of its investable assets (i.e., securities and cash) in another investment company, however, no portion of the advisory fee attributable to that Fund as specified above shall be paid for the period that such Fund's assets are so invested.

         IN WITNESS WHEREOF, the parties have executed the foregoing amendment effective as of March 1, 1999.

Independence Investment Associates          AMR Investment Services, Inc.


By:                                         By:
   ----------------------------                ----------------------------
                                                     William F. Quinn
Name:                                                President
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Title:
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